Exhibit (p)

SUBSCRIPTION AGREEMENT

This Agreement is made as of the 30th day of January, 2013, between BROOKFIELD MORTGAGE OPPORTUNITY INCOME FUND INC., a Maryland corporation (the “Fund”), and BROOKFIELD INVESTMENT MANAGEMENT INC., a Delaware Corporation (the “Subscriber”).

WHEREAS, the Fund wishes to sell to the Subscriber, and the Subscriber wishes to purchase from the Fund, $100,084 of common stock, $0.001 par value per share, of the Fund (5,240 shares of common stock at a purchase price of $19.10 per share (collectively, the “Shares”)); and

WHEREAS, the Subscriber is purchasing the Shares for the purposes of providing the initial capitalization of the Fund as required by the Investment Company Act of 1940, as amended;

NOW, THEREFORE, the parties hereto agree as follows:

1.              Simultaneously with the execution of this Agreement, the Subscriber is delivering to the Fund the amount of $100,084 in full payment for the Shares.

2.              The Subscriber agrees that it is purchasing the Shares for investment purposes only and has no present intention of reselling the Shares.

Executed as of the date first set forth above.

BROOKFIELD MORTGAGE

OPPORTUNITY INCOME FUND INC.

By:	/s/ Kim G. Redding
Name: Kim G. Redding
Title: Director

BROOKFIELD INVESTMENT MANAGEMENT INC.

By:	/s/ Kim G. Redding
Name: Kim G. Redding
Title: CEO